Exhibit 5.2

Arias, Fabrega & Fabrega

Plaza 2000, piso 16, Calle 50

Apartado 0816-01098

Panamá, República de Panamá

Tel.: +507 205-7001 / 02

E-mail: panama@arifa.com

www.arifa.com

March 1, 2012

SEVEN SEAS CRUISES S. DE R.L.

8300 NW 33rd Street

Miami, Florida 33122

United States of America

SEVEN SEAS CRUISES S. DE R.L. – EXCHANGE OFFER FOR

US$225,000,000 of 9.125% SECOND-PRIORITY SENIOR SECURED NOTES DUE 2019

Ladies and Gentlemen:

We have acted as special counsel in the Republic of Panama to SEVEN SEAS CRUISES S. DE R.L., a sociedad de responsabilidad limitada organized under the laws of the Republic of Panama (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-4 (the “Registration Statement”), originally filed by the Company on November 30, 2011 under Registration Number 333-178244 with the Securities and Exchange Commission of the United States of America (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), as the same may be amended from time to time. Upon the effectiveness of and pursuant to the Registration Statement, the Company proposes to offer to exchange US$225,000,000 aggregate principal amount of its 9.125% Second-Priority Senior Secured Notes due 2019 (the “Exchange Notes”) and the related guarantees for an equal aggregate principal amount of the Company’s outstanding unregistered 9.125% Second-Priority Senior Secured Notes due 2019 (the “Initial Notes”) and the related guarantees. The Exchange Notes are to be issued pursuant to an Indenture, dated as of May 19, 2011 (the “Indenture”), between the Company, the guarantors party thereto and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as trustee and collateral agent (the “Trustee”).

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

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March 1, 2012

1.	The Registration Statement;

2.	Indenture;

3.	Forms of the Initial Notes and the Exchange Notes as Exhibits A and B in the Indenture;

4.	Charter of the Company; and

5.	Resolutions of the administrators of the Company dated May 6, 2011 and of the Financing Committee of the Company dated May 13, 2011 (the “Resolutions”).

We also have examined originals, or copies certified to our satisfaction, of such other documents, corporate records, certificates of public officials, certificates of officers and representatives of the Company and other documents, as we have deemed necessary or advisable for the purposes of this opinion.

For the purposes of this opinion, the documents listed in numbers 1 through 3 above shall be collectively referred to as the “Transaction Documents.”

In such examination, we have assumed, with your permission:

(a) the genuineness of all signatures not placed before us and the authenticity of all documents submitted to us as originals;

(b) the conformity with the originals of all documents submitted to us as photocopies thereof;

(c) that the Exchange Notes ultimately executed by authorized representatives on behalf of the Company and authenticated by the Trustee pursuant to the Indenture are in the same form reviewed by us;

(d) except to the extent set forth in the opinions below with respect to the Company, the due organization, existence and good standing of all the parties to the Transaction Documents and the sufficiency of their capacity to enter into, be bound by and perform their respective rights and obligations under the Transaction Documents;

(e) except to the extent set forth in the opinions below with respect to the Company, that each of the Transaction Documents has been duly authorized, executed and delivered by all

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March 1, 2012

parties thereto in accordance with the external formalities provided by the law at the place wherein it was executed and delivered;

(f) that the obligations contained in each of the Transaction Documents constitute legal, valid and binding obligations of all parties thereto under the laws by which the Transaction Documents are expressed to be governed; and

(g) except to the extent set forth in the opinions below with respect to Panamanian governmental authorizations, that all governmental authorizations required in the Transaction Documents have been duly obtained.

As to matters of fact relevant to the opinions expressed herein, we have also relied, without further verification on our part, upon representations made in or pursuant to the Transaction Documents or on statements and certificates furnished to us by the Company.

Based upon and subject to the foregoing and having regard to such legal considerations as we deem relevant, we render the following opinions.

1. The Company is a sociedad de responsabilidad limitada duly organized, validly existing and in good standing, under the laws of the Republic of Panama.

2. The Company has all requisite power and authority, and has taken all necessary action, to authorize, issue and deliver the Exchange Notes and to perform any obligations thereunder.

3. The Indenture has been duly authorized, executed and delivered by the Company and the Exchange Notes have been duly authorized for issuance by the Company.

The foregoing opinions are subject to the following assumptions, exceptions and qualifications:

A. We are lawyers qualified to practice law in the Republic of Panama and do not purport to be experts on, or to express any opinion herein concerning, any laws other than the laws of the Republic of Panama.

B. We have no obligation to advise the recipients of this opinion (or any third party) and make no undertaking to amend or supplement such opinions, if facts come to our attention

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March 1, 2012

after the effective date of the Registration Statement or changes in the current law of the jurisdictions mentioned herein occur after the effective date of the Registration Statement which could affect such opinions, the legal analysis, a legal conclusion or any confirmation herein.

C. The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated. Subject to all of the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, Paul, Weiss, Rifkind, Wharton & Garrison LLP may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of rendering its opinion letter to the Company relating to the Exchange Notes, as filed with the Commission as Exhibit 5.1 to the Registration Statement.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus contained therein.

Very Truly Yours,

ARIAS, FABREGA & FABREGA

/s/ Roy C. Durling T. Roy C. Durling T.